Exhibit 99.1
FOR IMMEDIATE RELEASE

THE FIRST BANCSHARES, INC. ANNOUNCES TRANSFER OF LISTING OF COMMON STOCK TO THE NEW YORK STOCK EXCHANGE

HATTIESBURG, Miss.--(BUSINESS WIRE)--May 17, 2024--The First Bancshares, Inc. (NASDAQ: FBMS), the parent company of The First Bank, announced today that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from The Nasdaq Stock Market LLC (Nasdaq). The First Bancshares’ common stock is expected to begin trading on the NYSE on Thursday, May 30, 2024, under the ticker symbol of “FBMS.” The First Bancshares expects its common stock to continue to trade on Nasdaq until the close of the market on May 29, 2024.
“We are excited to take this next step in our journey as a public company. Since our founding in 1996, we have been committed to providing meaningful value to our employees, customers, communities and shareholders,” said M. Ray “Hoppy” Cole Jr., president and chief executive officer of The First. “As a growing regional franchise serving communities across Mississippi, Louisiana, Alabama, Florida and Georgia, we look forward to joining many of the world’s leading and most prestigious companies that trade on the NYSE and are excited to leverage the NYSE platform and trading model for the benefit of our shareholders.”

Since its initial listing on the Nasdaq in 2006, The First Bancshares has grown from $294 million in assets to nearly $8 billion in assets in less than two decades. Beginning with seven offices in Hattiesburg, Laurel, Purvis, Picayune and Pascagoula, Mississippi, the bank has grown to over 116 locations including 111 branches and five loan offices spanning five states.

“I’m happy to welcome The First Bancshares to the New York Stock Exchange,” said John Tuttle, vice chair, NYSE Group. “As the sixteenth bank to transfer to the NYSE since 2021, the company will feel right at home in our world-class community.”

About The First BANCSHARES, INC.
The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First Bank. Founded in 1996, The First Bank was formed by a group of business leaders who had a vision for creating a bank that would support the communities it served and build sustainable, long-term relationships with clients in those communities. Now, that dream has grown to an $8 billion asset, multi-state financial institution with operations spanning Mississippi, Louisiana, Alabama, Florida and Georgia. As one of the largest certified Community Development Financial Institutions in the nation, The First employs over 1,000 team members in 116 locations throughout the five-state region. Since 2010, the bank has awarded over $70 million in community investments to help support economic growth, job creation and affordable housing projects in economically distressed areas. For more information about The First Bank, visit thefirstbank.com.

Contacts
M. Ray "Hoppy" Cole, CEO or
Dee Dee Lowery, CFO
Phone: 601-268-8998